Exhibit 10.19

STATE OF LOUISIANA	STATE OF MASSACHUSETTS

PARISH OF EAST CARROLL	COUNTY OF NORFOLK
LEASE
          BE IT KNOWN, that on the dates, at the places, and before the Notaries Public, and witnesses hereinafter named and undersigned, personally came and appeared:
LAKE PROVIDENCE PORT COMMISSION, a political subdivision of the State of Louisiana, with permanent mailing address at 409 Port Road, Lake Providence, LA 71254, herein appearing by and through its President, James A. Thom, IV, duly authorized hereto by resolution of said Commission, a certified copy of which is attached hereto; hereinafter sometimes referred to as “Lessor”,
and
MYRIANT LAKE PROVIDENCE INC., a corporation organized in the State of Delaware, with its principal place of business at 1 Pine Hill Drive, Batterymarch Park II, Suite 301, Quincy, Massachusetts 02169, acting through its Chief Financial Officer, Ralph Tapia, who is duly authorized hereto as evidenced by the certificate attached hereto, hereinafter sometimes referred to as “Lessee”, who declared that they have and do, by this act and these presents enter into the following Lease:
1. LEASE; TERM; RENEWAL; PURPOSE
          Lessor does, by these presents, hereby lease, rent and let unto said Lessee, who does, by these presents, hereby hire, lease and take, under the terms and conditions and subject to the provisions hereinafter stipulated and detailed, the property and improvements described on Exhibit A attached hereto (“Leased Premises”). As of the Commencement Date, this lease supercedes, terminates and replaces the agreements between Lessor and Lessee (and its predecessors and affiliates) dated December 23 and 25, 2005; February 26, 2008; March 11, 2008; and June 29, 2010.
          The primary term (“Primary Term”) of this Lease is for a period commencing on the Commencement Date (as defined herein) and continuing for 20 years. Provided that Lessee shall not be in uncorrected default of this Lease at the end of the Primary Term of this Lease, Lessee shall have two (2) options to extend the Lease for two (2) additional terms of ten (10) years each (the “Extended Terms”).
          The purpose of this Lease, and the right of Lessee to use and occupy the Leased Premises, is for operation of a succinic acid production facility, power generation, biomass conversion and/or specialty chemicals, and for such other business purposes in which Lessee shall engage (the “Facility”).
2. RENTAL PAYMENTS
          This Lease is made for and in consideration of the covenants herein contained and the obligation of Lessee to pay Lessor an annual base rental as set forth below. The “Commencement Date” of this Lease shall be the date that the site improvements described in Section 3 have been fully funded. In the event that the Commencement Date does not occur on or before January 1, 2012, Lessee shall have the right as described in Section 3 below.
          The payment for Year 1 of the Lease will be paid upon the Effective Date of this Lease. Beginning on the anniversary of the Commencement Date unless otherwise set forth below, Lessee shall pay Lessor rent as set for the below:

Year 1	$375,000 paid upon the Effective Date of the lease
Year 2	$375,000 paid in advance in one lump sum on the first anniversary of the Commencement Date
Years 3-14	$500,000 per year, paid in advance in bi-annual installments (subject to CPI adjustments in years 8 and 13) on the anniversary of the Commencement Date
Years 15-20	$219,540 per year, plus prior adjustments as set out above, paid in advance in one lump sum (subject to CPI adjustments in year 18) on the anniversary of the Commencement Date
     If options are exercised:

Years 20-40	$219,540 per year, paid in advance in one lump sum (subject to CPI adjustments in years 23, 28, 33 and 38) on the anniversary of the Commencement Date

          All lease payments provided for hereunder shall be subordinated to payments due to debt lenders during the Primary Term and Extended Terms of this lease.
          Beginning in year 8 of the Primary Term, the rent described above shall be adjusted based upon the percentage adjustment in the Consumer Price Index for All Urban Consumers as published by the United States Department of Labor (“CPI”). Each adjustment shall measure the CPI average adjustment for the previous ten year period. The rent described above shall be adjusted every five years of the lease (years 8, 13, 18, and if extended 23, 28, 33, and 38) based upon the average CPI adjustment for the previous ten year period.
* For example, the rent for Year 8 shall be adjusted as follows:
Rental Payment for Lease Year 8 x Average of published CPI for previous 10 year period = Adjusted Rental Payment Year 8
3. SITE IMPROVEMENTS
          Lessor will provide $10,000,000.00 to fund site improvements and infrastructure to be constructed in connection with the Lease as further described in Exhibit A, page 3. Lessee shall have the right to commence construction of infrastructure and improvements upon execution of this lease. Lessor and Lessee agree that the $13,073,129.00 will be allocated pursuant to the sources and uses described in Exhibit B. It is anticipated that site and infrastructure funds will be generated from the following sources:
DOTD funding of $7,923,129.00
Capital Outlay funding of $1,000,000.00
Lessor to provide funding of $1,076,871.00 from a portion of Lessor’s secured debt of $3,400,000.00
          Within sixty (60) days of execution of the lease, Lessor shall provide Lessee written evidence of its approval to receive all of the funding described in this Section. In the event that the site improvements and infrastructure are constructed at a cost less than $10,000,000, Lessee shall have the right to increase the scope of work in Exhibit B, in order to fully utilize the $10,000,000. In the event that the site improvements and infrastructure are constructed at a cost that exceeds $10,000,000, Lessee shall provide additional funds in order to cover the costs in excess of $10,000,000, with Rent adjusted as provided herein. Notwithstanding any such variations, Lessor shall expend at least $10,000,000 on the Leased Premises, site improvements and infrastructure.
          In the event that Lessor is not able to provide site improvement funding in the amount of $1,076,871.00 as described in this Section 2 by January 1, 2012, DOTD and Capital Outlay funds will still be designated and funded to Lessee and Lessee shall have the option to (i) continue construction of the infrastructure and improvements; (ii) underwrite/fund up to ten (10%) percent of the equity required in order for Lessor to obtain such funds; and/or (iii) reduce the rent to $219,540 per year during years 3-14. Upon Lessee’s election of option (iii), the Commencement Date shall commence.
4. INSURANCE
          Lessee shall carry the following insurance and name Lessor as an additional insured thereon: (i) commercial broad form insurance on the improvements on the Leased Premises in an amount of not less than the replacement cost thereof, (ii) comprehensive general liability insurance with limits in the amount of no less than $1,000,000.00 for all injuries, death and property damage arising from any one occurrence on the Leased Premises, and (iii) excess limits comprehensive general liability insurance coverage to the extent of $2,000,000.00 for all injuries, death and property damage occurring on the Leased Premises.
          Lessee further agrees to and shall carry insurance covering Lessee’s liability as an employer under the Worker’s Compensation Law of the State of Louisiana, together with any and all insurance coverage necessary to fully protect Lessor from claims arising from the conduct of Lessee’s operation upon the Leased Premises resulting from various maritime statutes and laws of the United States of America, including particularly, but not by way of limitation, the Longshoremen and Harbor Worker’s act, if applicable.

          Lessee shall promptly pay, when due, any and all insurance premiums, and should Lessee fail to pay promptly and punctually any said premiums, Lessor may pay same and recover repayment thereof at once from Lessee with interest at the prime rate as published in the Wall Street Journal or comparable financial publication from date of payment of such premium by Lessor. Nothing herein contained, however, shall be construed as making it obligatory on Lessor to, itself, insure said property.
          All insurance shall be carried with good, solvent and reputable companies. Lessee shall furnish to Lessor certificates evidencing such insurance coverage.
5. LIABILITY OF LESSEE AND LESSOR; INDEMNITY
          Both Lessee and Lessor hereby assume responsibility for and agree to protect, indemnify, keep safe and hold harmless the other party against all accidents, claims, loss, costs, expenses or damages arising out of any matter, thing, accident or other occurrence causing injury to any person or property, which results from the negligent acts or omissions of either Lessee or Lessor, its or their agents, and/or employees; provided however, neither Lessee nor Lessor shall be responsible for any loss or damage occasioned by Acts of God, and any act, omission or negligence of the other party.
          Lessor will not be responsible to Lessee or any third party for any damage to person or persons holding or occupying under or employed by Lessee, or due to any acts of commission or omission of Lessee.
          Lessor will not be responsible to Lessee or any third party for any damage to person or property, however occasioned, during this Lease arising from Lessee’s failure to repair or maintain the Leased Premises as herein provided. Lessee hereby agrees to save, indemnify and hold Lessor harmless from any and all such claims by or any liability to Lessee or third persons, arising from any act, omission and negligence of Lessee, its agents and/or employees in the occupancy, maintenance and/or operation of Leased Premises, including particularly, but not by way of limitation, any such liability which may result from the Lessee failing to maintain and keep the Leased Premises in repair as may be required by the Lease.
          Lessor and Lessee agree to comply with all laws of the United States and the State of Louisiana and all local laws in regards to the ownership, operation, maintenance and use of the Leased Premises, and each shall be responsible for its own failure to comply with such law. Each will continue to comply with the obligations placed on each of them by subsequent laws or any EPA guidelines relative to the Leased Premises. Lessor and Lessee shall neither be responsible for any clean-up for spills and the like to meet government requirements unless same was attributable to the fault or responsibility of same.
          Lessee does hereby assume responsibility for the condition of the Leased Premises to the full extent permitted by La. R. S. 9:3221 following the completion of the construction of the Site Improvements contemplated in Section 3 above.
6. LESSOR’S WARRANTY
          It is understood that title to the Leased Premises is vested in the State of Louisiana, but Lessor warrants that it has the legal power and authority and is authorized to lease the Leased Premises to Lessee under all terms and conditions herein contained.
          Provided Lessee fulfills all terms, conditions and all covenants of this Lease to be performed by Lessee, and provided that Lessee is not in default of same, then Lessor guarantees Lessee quiet and peaceful enjoyment and possession of the Leased Premises during the Primary Term of this Lease and any Extended Terms thereof.
          To the best of Lessor’s knowledge, after diligent inquiry, the Leased Premises has never been used for any activities which, directly or indirectly, involved the use, generation, treatment, storage, transportation or disposal of any Hazardous Materials, except storage and sale of items in the ordinary course of Lessor’s businesses. To the best of Lessor’s knowledge, after diligent inquiry, no Hazardous Materials exist now, and no Hazardous Materials will hereafter exist, on or under the Leased Premises, or adjacent parcels of real estate or in any surface waters or groundwaters on or under the Leased Premises or adjacent parcels of real estate. To the best of Lessor’s knowledge, after diligent inquiry, the Leased Premises and its existing and prior uses have at all times complied with, in all material respects, and will comply with all applicable Environmental Laws, and Lessor has not violated and will not violate any Environmental Laws. “Hazardous Material” means any substance: a) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or b) which is or becomes defined as a “hazardous waste”, “hazardous substance”, pollutant or contaminant under any federal, state or local environmental laws, regulations, rules or ordinances or amendments thereto; or c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State of Louisiana or any political subdivision thereof.
7. MAINTENANCE AND REPAIR
          Lessor obligates itself to deliver the Leased Premises and the property set forth in “Exhibit A” to Lessee, at the institution of this Lease, in a thoroughly sanitary and first class tenantable condition; nevertheless, Lessee, by accepting delivery of Leased Premises and the property set forth in “Exhibit A” (and specifically excluding the infrastructure and site improvements that are not yet constructed), warrants that Lessee has made a careful and thorough visual inspection of same and has found no circumstance or condition violative of Lessor’s said obligation. Lessee agrees to make no demand, whatever, upon Lessor for any action, maintenance or repair arising out of the condition of the Leased Premises and the property set forth in “Exhibit A” at the institution of this Lease which were or should have been discovered during Lessee’s inspection aforesaid. This provision shall not limit Lessee’s right to object to any construction defects or repairs required as a result of the site improvements or infrastructure to be constructed. Further, Lessee shall not be deemed to have accepted the condition of the Leased Premises, infrastructure and site improvements until the date that is six months following completion of all site improvements and infrastructure.

          Following the date that Lessee is deemed to accept the condition of the Leased Premises, Lessee agrees to repair and maintain the Leased Premises and the property set forth in “Exhibit A” at its own expense, during the term of this Lease, in substantially the same condition and like good order, ordinary wear and tear excepted, as the Leased Premises are in at the inception hereof and to return said Leased Premises, in such condition at the termination of this Lease, ordinary wear and tear excepted. Notwithstanding the above, Lessor shall use its best efforts to require the United States Army Corps of Engineers to dredge and maintain the channel and water depth to support Lessee’s operations.
8. LESSOR’S RIGHT OF ENTRY
          Lessor shall have the right at all reasonable times during business hours to enter the Leased Premises for the purpose of making inspections or making repairs or improvements (Lessor shall consult with Lessee as to any proposed repairs or improvements and obtain the consent of the Lessee in writing prior to undertaking any such actions) on the Leased Premises, so long as such activities do not inordinately interfere with, hinder or harm the operations of Lessee.
9. LESSEE’S COMPLIANCE WITH LAWS
          Lessee agrees to comply, at its own cost and expense, with all laws now existing or hereafter enacted, including, but not limited to, all sanitary laws and ordinances, all rules and requirements of the State Board of Health and all other Federal, State (including the Lake Providence Port Commission), Parish and Municipal requirements affecting the use, operation and cleanliness of the Leased Premises, all environmental laws, rules, and regulations promulgated by any local, Parish, State or Federal legislative, administrative or regulatory body and shall comply with all rules and regulations of any local board of any authorized organizations of fire underwriters and of any State authorities relating to the safeguarding against fires and shall in every other regard, use and occupy the Leased Premises in accordance with all applicable rules and regulations of any Federal, State, Parish or Municipal governmental authorities to include, particularly, but not by way of limitation, all laws of the United States of

America and the State of Louisiana, (Social Security, unemployment insurance, excise taxes, etc.) relating to the operation of business enterprises. Provided, however, Lessee shall not be required to make any structural alterations.
          No rules promulgated by Lessor shall interfere with the rights and obligations of the parties hereunder, nor shall such rules be unreasonable or unduly restrictive to Lessee.
10. UTILITIES
          Lessor agrees that it will, during the Primary Term and all renewals or extensions of this Lease, make and keep available, or cause to be made and kept available, up to the Leased Premises, currently available gas, water, electricity, and waste water discharge facilities and sewers in sufficient supply and capability to meet the needs of Lessee, and which comply with the requirements of Louisiana State Fire Rating and Prevention Bureau, the laws of the State of Louisiana, etc. Enhancement of any such services required by Lessee shall be at Lessee’s expense. Lessor further agrees that Lessee shall have access to and use of all public facilities at the Port subject to usual and customary charges equal to that charged for other tenants for such use and access.
          Lessee agrees to pay all charges for water, waste water, gas, electricity, light, heat or power, telephone or other services used, rendered or supplied to or for Lessee upon or in connection with any of the Leased Premises when due.
11. ALTERATIONS AND ADDITIONS
          Lessee shall have the right to add on or to install in or on the Leased Premises, at Lessee’s expense, any equipment, machinery, fixtures, appurtenances, appliances, coverings or other objects that Lessee may desire, and such additions and/or installations shall be the property of Lessee. Lessee shall have the right, but is under no obligation to remove, at Lessee’s option and expense, at any time prior to or upon the termination of this Lease, all such equipment, machinery, fixtures, appurtenances, appliances, coverings or other improvements placed in or on the Leased Premises by Lessee: PROVIDED: that such installation and alterations made: (1) do not diminish the value of the Leased Premises; (2) do not materially impede, interfere with, or detract from the harmonious operation of the Port area (activities related to expansion or construction shall not be deemed to be an activity which materially impedes, interferes with, or detracts from the harmonious operation of the Port area); AND FURTHER PROVIDED: that upon any removal, Lessee shall restore the Leased Premises to substantially the same condition as exists at the time of execution of this Lease, ordinary wear and tear excepted.
          Lessee may, at its own expense, make any and all minor alterations to any of the existing Leased Premises that it may deem necessary or advisable, but any major structural change in the existing Leased Premises, shall first have the approval of Lessor in writing, which will not be unreasonably withheld or delayed.
          Lessee may, at its own expense, build any addition to any Leased Premises, or any separate building, for the purpose of expanding its operation or business provided that such buildings do not diminish the value of the Leased Premises. In the event that such additions or new buildings are erected, Lessee may, at any time, and at its option, remove such additions or buildings from the Leased Premises, provided that any damage to such Leased Premises resulting from such removal shall be repaired by Lessee at its own expense and the Leased Premises restored to substantially the same condition as exists at the time of execution of this Lease, ordinary wear and tear excepted. Other than properties paid for by Lessor, ownership and title to such additions and improvements to the Leased Premises shall vest with Lessee and the Lessee’s lenders shall be entitled to a first and senior lien thereon.
          Anything expressed to the contrary herein below notwithstanding but subject to Lessee’s right to mortgage its interest as described in Section 13, under no provision of this Lease is the Lessee authorized to do any act which shall in any way encumber the title of the Lessor in and to said Leased Premises or structural improvements placed by Lessor thereon, and the interest of Lessor therein shall be in no way subject to any claim against Lessee by way of lien or encumbrance, whether claimed by operation of law or by virtue of any expressed or implied contract with Lessee, and any claim to a lien upon said Leased Premises or improvements thereon by Lessor arising from any act or omission of Lessee, shall accrue only against the Lessee’s right or interest, whatever they may be and shall in all respects be subject to the paramount title and rights of Lessor in and to the said Leased Premises.
          Lessee’s rights of removal of any building or improvement, as set forth herein, shall be exercised by Lessee within thirty (30) days from and after the termination of this Lease. Should Lessee fail to remove any such improvement and restore the Leased Premises within thirty (30) days after the termination of this Lease, Lessor may, at its sole and exclusive option, either (1) cause such improvement, addition or building to be removed from Lessor’s property at the expense of Lessee, or (2) retain any such improvement, addition or building and unencumbered fee simple title to same shall immediately vest in Lessor.
12. DEFAULTS; ACCELERATION; LIQUIDATED DAMAGES
          Neither Lessor nor Lessee shall be considered in default as to any obligation or condition of this Lease, and the Lease shall not be considered as violated in any way unless the status claimed to be a default or violation shall continue for thirty (30) days after written notice thereof is received by certified mail to Lessor or Lessee, as the case may be, at the addresses stipulated herein below. Monetary defaults must be cured by paying all amounts properly due, including any penalties and interest, within the thirty (30) days after the notice is received by certified mail. Non-monetary defaults may be cured by the good faith commencement of activity needed to cure within the thirty (30) day period and diligently continuing such activities until cure is completed.
          Should Lessee be in uncorrected default after the time stipulated in Lessor’s written notice of default, as immediately hereinabove provided, the base rentals (excluding any throughput charges) for the current year plus one year shall, without putting Lessor in further default, at once become due and exigible, and in such event, Lessor shall have the option either at once to demand such rentals or to immediately cancel this Lease; in the event of the exercise of either option by Lessor, Lessee expressly waives being further placed in default under the laws of the State of Louisiana. It is expressly understood by Lessor that any lender to Lessee shall receive notice of any defaults, have the right to cure such defaults, and / or to otherwise assume Lessee’s rights and obligations under this Lease including, without limitation: (i) the right to comply with the Lease, (ii) operate or contract with third parties to operate the Leased Premises, (iii) to accept assignment of this Lease in conjunction with the sale of the Leased Premises to a third party, or (iv) to dismantle and sell any improvements to the Leased Premises.
          Each condition, provision or obligation hereof is essential to this Lease; and any breach of such condition, provision or obligation shall be considered a default with the parties having the rights in such events as otherwise provided herein.
          The failure by Lessor to strictly and promptly enforce any condition or obligation herein stipulated shall not operate as a waiver of Lessor’s rights, Lessor expressly reserving the right to always enforce prompt payment of rent or to cancel this Lease regardless of any indulgences or extensions previously granted. Failure to comply with any condition or obligation of this Lease will make Lessee liable for any loss or damage sustained by Lessor.
          At the expiration of this Lease or its termination for other causes, Lessee is obligated to surrender possession within thirty (30) days of such expiration or termination, and should Lessee fail to do so, Lessee consents to pay as liquidated damages two times the per diem rent for each day that Lessee fails to surrender possession (based upon current base rent due prior to expiration or termination).
          Should Lessor allow Lessee to remain in the Leased Premises after the expiration of this Lease, this shall not be construed as a re-conduction of this Lease.
13. ASSIGNABILITY OF LEASE; SUB-LEASE
          Lessee shall have the unfettered right to assign or mortgage this Lease or Lessee’s rights herein to (i) affiliates, subsidiaries or parents, (ii) Lessee’s lenders in connection with any financing requiring the mortgage, pledge, encumbering, or assignment of the Lease, (iii) a third party with credit worthiness at least equivalent to that of Lessee in conjunction with a sale of the Facility or assignment of this lease, or (iv) a third party with credit worthiness at least equivalent to that of Lessee in conjunction with a change in control of Lessee or its affiliates, subsidiaries or parents. Otherwise, Lessee shall not have the right to, and agrees that it will not sublet the Leased

Premises and/or sell, transfer or assign this Lease, in whole or in part, or the rights herein granted or any part thereof; or give or grant to anyone the use, possession or occupancy of any portion of the Leased Premises for any purpose without the written consent of Lessor, which consent shall not be unreasonably withheld, and any attempt on the part of Lessee, whether completed or not, to violate the agreement contained in this Part, shall give the Lessor the right and option to instantly cancel this Lease without putting Lessee in default.
14. DISPOSAL OF WASTE; UPKEEP OF LEASED FACILITY
          It is understood that Lessee’s proposed business, or any other operation or enterprise of Lessee, shall be conducted (subject to Lessor’s obligations contained in Article 7) so as to keep and maintain the Leased Premises in such a manner so as to be conducive with the general harmonious operations of the port area, and, specifically, to so upkeep the Leased Premises as to prevent the accumulation of any unsightly debris or waste products, and to prevent the occurrence of any noxious odors.
15. ATTORNEY’S FEES
          Lessee agrees to pay all costs of collection, including reasonable attorney’s fees, if all or any part of the rent stipulated herein is collected after maturity with the aid of an attorney. In the event of litigation to enforce the terms and conditions of this Lease, the losing party shall pay the other party’s attorney’s fees, which shall be reasonable.
16. EXCLUSIONS
          Should Lessee be prevented from operating the Leased Premises from causes due directly or indirectly from hostile or warlike action at a time of peace or war, including any action in hindering, combating or defending actual, impending or expected attack, any riot or civil commotion, governmental condemnation or prohibition not related to the fault of Lessee, nuclear holocaust, tornado, flood or other force majeure or act of God, or should same cause Lessee to be in default of Lessee’s obligations hereunder, then and in that event, Lessee’s obligations under this Lease shall be suspended during the period that such occurrences prevent Lessee’s operation and/or cause Lessee to be in default of its obligations hereunder.

          Should Lessee be prevented from operating the Leased Premises from causes due directly or indirectly from strikes or labor disputes not involving Lessee’s employees, or should such occurrences cause Lessee to be in default of Lessee’s obligation hereunder, then and in that event, Lessor shall not be entitled to Lessor’s remedy in the event of default of Lessee as provided in Part 11 hereinabove, and to this extent, Lessee’s obligations under this Lease shall be considered as suspended during the period that such causes prevent Lessee’s operation of Leased Premises and/or causes Lessee to be in default of its obligations hereunder.
          It is understood that Lessee’s obligations herein provided shall again accrue in favor of Lessor immediately upon the cessation of any such causes. Any such suspension shall not extend the Primary Term or any extension of this Lease.
17. RIGHTS OF OTHERS UNDER LAW
          Other than as set forth in Article 12, nothing expressed or implied herein is intended, nor shall be construed, in any way or for any reason, whatsoever, to confer upon or to give to any person, firm or corporation, other than the parties signatory hereto, any rights or remedies by reason of or arising out of this Lease.
18. AGREEMENT TO BE BOUND BY CONTRACT
          This Lease shall be binding not only upon the parties hereto, but also upon their successors or assigns, and the parties hereto agree, for them and their successors or assigns, to execute any instruments and to perform any acts which may be necessary or proper to carry out the purposes of this Lease.
19. PARAGRAPH HEADINGS
          All headings set forth in this Lease are intended for convenience only, and shall not control or affect the meaning, construction or effect of this Lease or any of the provisions hereof.
20. STATE LAW GOVERNING
          This Lease shall be governed, interpreted and enforced by, under and in accordance with the laws of the State of Louisiana.

          Except as herein expressly stipulated and provided for, Lessor and Lessee do each reserve and stipulate unto themselves any and all rights and entitlements and commensurate obligations provided for and accorded to each of them under the laws of the State of Louisiana.
21. NOTICES
          Any notices set forth or required herein may be delivered by certified mail, return receipt requested, to Lessor or Lessee, as the case may be, addressed as follows:

LESSOR:	Lake Providence Port Commission

409 Port Road Lake Providence, Louisiana 71254-9801

LESSEE:	Myriant Lake Providence Inc.

Two Batterymarch Park, Suite 301 Quincy, Massachusetts 02169
22. ACCEPTANCE
          The parties hereto hereby accept this Lease in all its parts and clauses, and agree that this writing covers the entire agreement existing between the parties hereto and that no contemporaneous or subsequent agreement entered into with reference to this Lease and operating agreement, by the parties hereto, shall be binding upon any party hereto unless reduced to writing and signed by Lessor and Lessee.
23. RIGHT OF FIRST REFUSAL
          Throughout the first three (3) years of the Primary Term, Lessee shall have a right of first refusal to lease from Lessor up to a total of fifty-seven and 62/100 and (57.62) contiguous acres outside of the FEMA 100 year flood plain. The fifty-seven and 62/100 (57.62) are acres more particularly shown on the Exhibit C attached hereto. In the event that Lessor receives a bona fide offer to lease any portion of such acreage, Lessor shall notify Lessee and shall provide Lessee a copy of such offer to lease such acreage. Lessor shall have thirty (30) days to notify Lessor of its intent to lease all or any portion of such acreage. If exercised, this lease shall be amended and the additional acreage shall be included as a portion of the Leased Premises. The rental payments shall increase to reflect such additional acreage in the lesser of the following amounts: (i) the rental rate contained in the offer to lease; or (ii) the rental rate of $6,000.00 per additional acre leased (as adjusted on the same intervals and in same amounts as set forth in the Lease – CPI adjustments in Years 8, 13, 18, 23, 28, 33, and 38). In the event that the offer to lease does not affect the entirety of the fifty-seven and 62/100 (57.62) acres, the right of first refusal shall continue to apply to the acreage not included in such offer.
24. OPTION TO PURCHASE EQUIPMENT AND STRUCTURES
          Beginning in year fifteen (15) of the Lease, Lessee, shall have an option to negotiate the purchase for some or all of the structures purchased or provided through Lessor funding subject to the Rules and Regulations of the Port Priority Program and state law. Lessee and Lessor will negotiate in good faith the purchase of some or all of the equipment provided through Lessor funding subject to the Rules and Regulations of the Port Priority Program and state law. Lessor shall convey valid and merchantable title to the equipment to Lessee with full warranty of title, free and clear of all mortgages, liens or encumbrances.
-Signatures on the following pages-

     THUS DONE AND SIGNED at Lake Providence, East Carroll Parish, Louisiana, on the 15th day of June, 2011 in the presence of me, Notary, and the two competent and attesting witnesses, signing the same officially and affixing hereunto my seal of office, after a due reading of the whole.

WITNESSES:	LESSOR:

/s/ Francis Lensing	LAKE PROVIDENCE PORT COMMISSION
Printed Name: Francis Lensing

/s/ Wyly Gilfoil	BY:	/s/ James A. Thom, IV

Printed Name: Wyly Gilfoil		JAMES A. THOM, IV.
President

/s/ Debra P. Fortenberg
NOTARY PUBLIC
Printed Name: Debra P. Fortenberg Notary/Bar Roll No.: 10782

     THUS DONE AND SIGNED at Quincy, Norfolk County, Massachusetts, on the 16th day of June, 2011, in the presence of me, Notary, and the two competent and attesting witnesses, signing the same officially and affixing hereunto my seal of office, after a due reading of the whole.

WITNESSES:	LESSEE:

/s/ Eric Conlin	MYRIANT LAKE PROVIDENCE INC.

Printed Name: Eric Conlin

/s/ Stacy Dunn	BY:	/s/ Ralph Tapia

Printed Name: Stacy Dunn		Ralph Tapia, Chief Financial Officer

/s/ Stacy Cox
NOTARY PUBLIC
Printed Name: Stacy Cox Commission Expires: January 26, 2012

CERTIFIED COPY OF RESOLUTION OF THE BOARD OF COMMISSIONERS
OF
LAKE PROVIDENCE PORT COMMISSION
          Upon motion duly made, seconded and unanimously adopted, it was:
          RESOLVED that James A. Thom, IV, President of this commission be and he is hereby empowered, authorized and directed on behalf of and in the name of this commission to enter into a Lease with Myriant Lake Providence Inc. for the terms set forth in said Lease. The Leased Premises are described on Exhibit A attached hereto.
          BE IT FURTHER RESOLVED that James A. Thom, IV, President be and he is hereby expressly empowered to execute the Lease, and do all things and execute any and all other documents as may be necessary to fully carry out the above and foregoing.
CERTIFICATE
          The undersigned Secretary hereby certifies that the above and foregoing is a true, correct and exact copy of a resolution adopted by the Board of Commissioners of Lake Providence Port Commission at a meeting held on June 15, 2011, after due notice, and at which a quorum was present and voting, and that said resolution has not been altered, amended or rescinded since its adoption.
          Lake Providence, Louisiana, this 15th day of June, 2011.

/s/ Francis Lensing
SECRETARY

EXHIBIT A, PAGE 1
A 36.59 acre tract being an area of existing hydraulic fill and portions of levees which retained the hydraulic fill situated in Sections 3 & 4, T20N-R13E, East Carroll Parish, Louisiana and being more particularly described as follows:
Commence at the northwest corner of Section 63, T20N-R13E; thence S53°09’19”E 4,577.16 feet to the southwest corner of an existing 4.65 acre tract and the POINT OF BEGINNING of herein described tract; thence along the southeasterly boundary of said 4.75 acre tract N50°35’44”E 822.65 feet to a 1/2 inch iron rod thence along the easterly edge of an existing hydraulic fill area the following bearings and distances:

S38°26’24”E	408.92 feet
S31°01’14”E	971.82 feet
S35°17’59”E	124.44 feet
To a 1/2 inch iron rod; thence S57°50’36”W 1,146.22 feet to a 1/2 inch iron rod; thence along the westerly edge of an existing hydraulic fill area the following bearings and distances:

N45°35’34”W	331.89 feet
N26°48’43”W	83.05 feet
N17°12’08”W	364.04 feet
N13°00’45”W	323.87 feet
N20°36’42”W	329.17 feet
To a 1/2 inch iron rod; thence N50°35’44”E 102.01 feet to the POINT OF BEGINNING
And containing 36.59 acres, more or less.
Said property being subject to all rights-of-ways, servitudes, and easements recorded in the records of East Carroll Parish, Louisiana; all unrecorded legal servitudes including those established through use and/or maintenance.

EXHIBIT A, PAGE 2

36.59 ACRES

Plat of a 36.59 Acre Tract Situated
in Sections 3 and 4, T20N-R13E
East Carroll Parish, LA

REVISIONS

Bryant Hammett
&
Assoc., L.L.C.

EXHIBIT A, PAGE 3
State Project No. (SPN) ###-##-#### (321) those portions applying to the Succinic Acid Plant mostly soil remediation.
SPN ###-##-#### (322) Truck Scales
SPN ###-##-#### (323) Utilities
SPN ###-##-#### (324) Water Well & Tank
SPN ###-##-#### (325) Grain Silo & Final Product Storage
SPN ###-##-#### (326) Buildings
SPN ###-##-#### (327) Roadway, Parking & Staging
SPN ###-##-#### (328) Electrical Substation & Switchgear
SPN ###-##-#### (TBD) Pilings

EXHIBIT B
SOURCES AND USES

Sources: ($, USD)	24-May-2011
DOTD 0017	$7,923,129	Per A Krouse 18May Letter

Myriant Lease (2 Yr)	$750,000
New Bonds — Base	$3,400,000
Capital Outlay	$1,000,000
Other Funds	$—
DED EDAP	$—
Total Sources	$13,073,129

Uses: ($,USD)	24-May-2011
Myriant Construction	$10,000,000	Improvements per State Project No. (SPN) ###-##-#### Exhibit A, Page 3

Retire ‘Old’ Bionol Note	$876,000
Engineering Myriant	$1,422,850
Inspection	$100,000
Contingency	—
Cost of Bonds	$50,000
Debt Service (2 Years)	$357,000
Port Admin Costs (2 yrs)	$267,279
Total Uses	$13,073,129

Difference	$—

EXHIBIT C

38.59 ACRES
Plan of a 38.59 Acre Tract Situated
in Sections 3 and 4, T20N–R13E
East Carroll Parish, LA
Bryant Hammett
&
Assoc., L.L.C.
REVISIONS

EXTRACT OF LEASE

LESSOR:	LAKE PROVIDENCE PORT COMMISSION, 409 Port Road, Lake Providence, Louisiana 71254

LESSEE:	MYRIANT LAKE PROVIDENCE INC.,
     1 Pine Hill Drive, Batterymarch Park II, Suite 301, Quincy, Massachusetts 02169
DATE: ______________________
LEASE: That certain Lease by and between Lessor and Lessee dated _______________ (as the same may be extended, renewed, modified, amended or restated from time to time, the “Lease”).
ADDITIONAL TERMS TO BE ADDED ONCE LEASE IS FINALIZED

DESCRIPTION OF PROPERTY:	See Exhibit A attached hereto.

TERM:	The primary term (“Primary Term”) of the Lease is for a period commencing on the Commencement Date (______________) and continuing for 20 years.
RENEWAL TERMS: Lessee shall have two (2) options to extend the Lease for two (2) additional terms of ten (10) years each (“Extended Terms”).
     The undersigned do hereby agree that the foregoing is an Extract of a Lease entered into by them and executed on the __________________.

LAKE PROVIDENCE PORT COMMISSION
BY:	/s/ James A. Thom, IV
JAMES A. THOM, IV, President

MYRIANT LAKE PROVIDENCE INC.
BY:	/s/ Ralph Tapia
Ralph Tapia, Chief Financial Offier